Exhibit 99.3
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
Policies and Procedures
     As an element of our normal business practice, we have established policies and procedures for managing our exposure to changes in interest rates.
     The objective in managing exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flow and to make overall borrowing costs more predictable. To achieve this objective, we may use interest rate hedge transactions or other interest rate hedge instruments to manage the net exposure to interest rate changes related to our portfolio of borrowings and to balance our fixed rate compared to floating rate debt. We did not enter into any interest rate hedge transactions or instruments during the past three fiscal years.
Interest Rate Risk
     We are exposed to market risk principally due to changes in interest rates. Debt with interest rate risk includes borrowings under our Senior Credit Facility. Other than pension assets, we do not have any significant exposure to interest rate risk related to our investments.
     As of November 30, 2009, our debt totaled $421.6 million: $353.3 million, or 84%, was at an average fixed rate of 7.30%; and $68.3 million, or 16%, was at a variable rate of 2.51%.
     The estimated fair value of our total debt was $415.9 million as of November 30, 2009 compared to a contractual principal amount of $438.6 million. The fair values of the term loan, convertible subordinated notes, senior subordinated notes, and convertible subordinated debentures were determined using broker quotes that are based on open markets of our debt securities as of November 30, 2009. The fair value of the remaining debt was determined to approximate carrying value.

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